April 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20540

Re: Maximum Award, Inc.

Dear Comissioners:

      We have read the statements contained in Item 3 "Changes in and Disagreement with Accountant" of the Form SB/A No. 2 of Maximum Awards, Inc. filed with the Securities and Exchange Commission on and agree with the statements contained therein with respect to the termination of Forbush and Associates as accountant for Maximum Awards, Inc.

Very truly yours,

/s/ Daniel J Forbush, CPA
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Forbush and Associates
Certified Public Accountants